                                                                  Exhibit 99.1


PENTON MEDIA REPORTS THIRD-QUARTER 2003 RESULTS

     o QUARTERLY NET LOSS OF $52.4 MILLION COMPARES WITH $243.2 MILLION LOSS IN 2002;

     o    ADJUSTED EBITDA IMPROVES TO $8.3 MILLION FROM YEAR-AGO $1.0 MILLION
          LOSS;

     o YEAR-TO-DATE NET LOSS OF $75.8 MILLION COMPARES WITH $299.2 MILLION IN 2002;

     o NINE-MONTH ADJUSTED EBITDA INCREASES TO $22.4 MILLION FROM $9.2 MILLION; ADJUSTED EBITDA MARGIN GROWS TO 14.1% FROM 5.4%

CLEVELAND, OH - November 6, 2003 - Penton Media, Inc. (OTCBB: PTON), a diversified business-to-business media company, today reported a net loss for the third quarter ended September 30, 2003, of $52.4 million compared with a loss of $243.2 million in the year-ago quarter. Third-quarter adjusted EBITDA was $8.3 million compared with a loss of $1.0 million in the same 2002 period. A reconciliation of adjusted EBITDA to net income (loss) is included in the supplemental information attached to this press release.

Third-quarter results for 2003 included:

     - A non-cash goodwill and asset impairment charge of $45.8 million related to Penton's annual goodwill impairment review, which compared with a $223.3 million goodwill and asset impairment charge in the 2002 period;

     - A $1.5 million restructuring charge compared with a $3.3 million restructuring charge in the 2002 period;

     - Depreciation and amortization expense of $3.3 million compared with $5.2 million in the third quarter last year;

     - Interest expense of $10.5 million compared with $9.5 million in the year-ago period.

The net loss applicable to common stockholders was $54.4 million, or $1.63 per diluted share, compared with a loss of $243.8 million, or $7.49 per diluted share, in the year-ago quarter.

Adjusted EBITDA was favorably impacted by a shift in timing of two trade shows that ran in the fourth quarter in 2002 but were held in the third quarter this year, and by the sale of several media properties in the fourth quarter of 2002 and first quarter of 2003. Adjusting last year's results for these items, third-quarter adjusted EBITDA increased $3.0 million, or 55.6%, compared with the year-ago quarter.

Revenues for the period increased 14.7% to $54.1 million from $47.2 million in the 2002 third quarter. Adjusting for the trade show timing changes and property sales, revenues declined $1.4 million, or 2.5%, compared with the third quarter of 2002.

"Our third-quarter performance demonstrates the effectiveness of cost reductions we have made in response to challenging business conditions," said Thomas L. Kemp, chairman and chief executive officer. "The results also reflect a slowing rate of decline in our technology and manufacturing media portfolios and the continuing strength of our products serving the retail, foodservice and natural products markets.

"While we continue to face sales challenges, we're encouraged by customer acceptance of new products we're introducing that respond to their marketing needs in the current economic environment," Kemp said. "We're also encouraged by improving macroeconomic indicators, particularly in the technology and manufacturing sectors, which suggest that an increase in marketing spending may be on the horizon. However, significant uncertainty remains as to when that spending recovery will occur. Penton is poised to take advantage of any recovery, with market-leading media products to earn our customers' business and a cost structure that can provide substantial leverage in cash flow when we begin to experience an increase in revenues."

THIRD-QUARTER OPERATING REVIEW
SEGMENTS
Adjusted segment EBITDA is defined as operating income (loss) before depreciation and amortization, non-cash compensation, impairment of assets, restructuring charge, provision for loan impairment, and general and administrative costs. General and administrative costs include functions such as finance, accounting, human resources, and information systems, which cannot reasonably be allocated to each segment. Adjusted segment EBITDA margins are calculated by dividing adjusted segment EBITDA by segment revenues. A reconciliation of total adjusted segment EBITDA to operating income (loss) is included in the supplemental information attached to this press release.


                                    - more -

The Industry Media segment, which generated 38.1% of total company revenues, experienced a revenue decline of $2.0 million, or 8.6%, in the third quarter compared with the same 2002 period. The decline was due primarily to year-on-year advertising declines in magazines serving manufacturing markets. Adjusted segment EBITDA was essentially flat with the 2002 third quarter.

The Technology Media segment represented 26.3% of total company revenues in the 2003 quarter. Revenues for the segment declined $1.5 million, or 9.7%, from third quarter 2002. The decline was due primarily to the absence of revenues from sold and discontinued properties. Advertising weakness in the Company's enterprise IT and electronics OEM media products was largely mitigated by successful conference launches and growth in online media within the segment. Adjusting for the sale in 2002 of technology-related media products, primarily properties serving the Internet segment, revenues declined a more modest 6.9% year over year. Adjusted segment EBITDA improved to $0.8 million from a loss of $3.0 million, due to the elimination of losses from sold and discontinued properties, aggressive cost reductions and portfolio management initiatives.

The Lifestyle Media segment generated 19.1% of total company revenues in the third quarter. Segment revenues increased more than $7.0 million because of the shift in timing of Natural Products Expo East (NPE) to the third quarter this year. Adjusted segment EBITDA was $4.8 million compared with a loss of $0.08 million in third quarter 2002, due primarily to NPE's timing shift.
Adjusting last year's results for the trade show shift, revenues in the quarter increased $0.9 million, or 9.7%, and adjusted EBITDA increased $0.2 million, or 4.8%.

The Retail Media segment produced 16.5% of the Company's third-quarter revenues. Revenues for the segment increased $3.3 million, or 59.9%, while adjusted EBITDA grew to $2.9 million compared with $1.4 million in the 2002 period, due primarily to the shift in timing of the International Leisure Industry Week trade show to the 2003 third quarter. Adjusting last year's results for the timing shift, revenues increased $0.7 million, or 8.6%, while adjusted EBITDA increased $0.7 million, or 34.1%.

PRODUCT LINES
Publishing revenues, which represented 68.7% of total company revenues, were $37.2 million in the third quarter, a decline of 10.9% compared with the year-ago quarter. The decline was due primarily to advertising sales softness in manufacturing and enterprise IT markets, property sales and the discontinuation of properties that served the Internet industry.


                                    - more -

Trade Shows and Conferences revenues, which represented 25.3% of total company revenues, were $13.7 million compared with $2.4 million in the year-ago quarter. The revenue increase was driven by the timing shifts noted earlier and by successful launches of technology conferences. Adjusting for the trade show timing shifts and 2002 dispositions, third-quarter 2003 revenues for Trade Shows and Conferences increased 22.5%, or $2.5 million, compared with the year-ago quarter.

Online Media revenues, which represented 6.0% of total company revenues, increased 6.5% to $3.3 million, extending a trend of revenue growth that this product line has been experiencing over the past several quarters. Adjusting for sold properties, Online Media revenues increased 10.5%.

YEAR-TO-DATE RESULTS
Revenues for the first nine months of 2003 declined 7.2% to $159.0 million from $171.3 million in the same year-ago period. Year-to-date revenues, adjusted for trade show timing shifts and property sales, declined 8.8%. The decreases were due to business declines for Penton's technology and manufacturing media portfolios.

Penton's year-to-date net loss of $75.8 million for the nine-month period compared with a loss of $299.2 million last year.

Results for the year-to-date period included:

     - A non-cash goodwill and asset impairment charge of $45.8 million compared with $223.4 million in the year-ago period; the 2002 period also included a $39.7 million non-cash impairment charge, recorded as a cumulative effect of accounting change;

     - Restructuring charges of $3.3 million compared with $10.8 million in 2002;

     - Interest expense of $30.2 million versus $28.5 million in the year-ago period;

     - Tax benefit of $0.05 million compared with a benefit of $9.7 million in 2002;

     -    Provision for loan impairment of $7.6 million;

     - Depreciation and amortization expense of $10.8 million compared with $14.8 million in the year-ago period.


                                    - more -

The net loss applicable to common stockholders was $80.3 million, or $2.42 per diluted share, compared with a loss of $344.7 million, or $10.71 per diluted share, in the year-ago period. The 2002 period included a $42.1 million non-cash charge related to the immediate recognition in additional paid-in capital of the unamortized beneficial conversion feature resulting from stockholders' approval to remove Penton's preferred stock mandatory redemption date and $3.4 million of amortization of deemed dividend and accretion of preferred stock.

Adjusted EBITDA for the nine-month period was $22.4 million, an increase of $13.1 million, or 141.9%, from $9.2 million in the year-ago period; adjusted EBITDA margin expanded to 14.1% from 5.4%. Year-to-date adjusted EBITDA, after adjusting for trade show timing shifts and sold properties, increased $6.6 million, or 41.7%. Adjusted EBITDA was positively impacted by a $25.4 million, or 15.7%, reduction in operating costs compared with the year-ago period.

BUSINESS OUTLOOK

Visibility for Penton's businesses, particularly advertising sales, remains limited. While macroeconomic indicators in the Company's core technology and manufacturing markets appear to be improving, these improvements have not yet translated into growth in marketing spending in business-to-business media serving these sectors, including Penton's portfolio.

Penton's fourth-quarter 2003 results in comparison with 2002 results will be negatively impacted by the shift in the timing of Natural Products Expo East and International Leisure Industry Week, which, as noted earlier, were held in the fourth quarter of 2002 but moved to the third quarter this year. Accordingly, fourth-quarter adjusted EBITDA is expected to decline compared with the 2002 fourth quarter on a reported basis, and to show an increase over the year-ago quarter after adjusting for the timing shifts and sold properties.

A majority of the Company's market groups is seeing increased customer spending in online media products, and the Company is experiencing growing acceptance of customized promotional media that leverage Penton's established media brands, high-quality content and relationships with end-user market contacts who buy and specify products.



                                    - more -

"We anticipate a recovery in marketing spending in traditional business-to-business media," Kemp said. "It is just not clear, however, when that recovery will take place. Our focus in this environment is on continuing to manage costs and on developing new information products and marketing solutions for our customers that deliver excellent results against their marketing objectives."

Daniel J. Ramella, president and chief operating officer, added, "A major thrust of our operating initiatives as we move into 2004 is creating unique, highly targeted integrated media programs that address our customers' needs to move products, while building their brand recognition. Our customers are increasingly interested in the successful impact of the marketing programs we're developing that combine Penton's in-print, in-person and online information channels."

CONFERENCE CALL ON THE WEB
Penton will host a conference call to review its third-quarter 2003 results and its business outlook at 10 a.m. Eastern time today, November 6, 2003. The call dial-in number is 973-633-1010. The live call will also be accessible via the Investors section of Penton's Web site, www.penton.com, and a replay will be archived on the site. A telephone replay of the conference call will be available from the afternoon of November 6 until 6 p.m. Eastern time November 13 by calling 402-220-1156. No access code is necessary.

NON-GAAP FINANCIAL MEASURES
The Company believes that, although not prescribed under generally accepted accounting principles (GAAP), adjusted EBITDA provides stockholders and investors with a valuable measure for evaluating Penton's operating performance. Penton also uses adjusted EBITDA as a basis for determining bonuses for certain management-level employees. The most directly comparable GAAP measure, net income (loss), includes depreciation and amortization, non-cash compensation, impairment of assets, provision for loan impairment, interest expense, taxes, restructuring charges, and other non-operating items. Adjusted EBITDA excludes these items because they do not directly influence the ongoing operations of the business.

Penton believes that adjusted EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows, and other measures of financial performance prepared in accordance with GAAP.


                                    - more -

The Company evaluates performance of its segments based on revenues and adjusted segment EBITDA. As such, management uses adjusted segment EBITDA, as previously defined, as the primary measure of profitability in evaluating segment operations.

Not all companies calculate adjusted EBITDA and adjusted segment EBITDA in the same manner and these measures as presented may not be comparable to similarly titled measures by other companies.

ABOUT PENTON MEDIA
Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.

FORWARD-LOOKING STATEMENTS
The statements included within the guidance section of this press release and other statements in this document that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; the performance of Penton's natural products industry trade shows; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage costs; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. Penton does not undertake any obligation to publicly update or revise any forward-looking statements that arise after the date of this release, whether as a result of new information, future events or otherwise. Please refer to Penton's most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of risks and other factors that could cause actual results to differ materially from those contained in this press release.



                                    - more -

                               PENTON MEDIA, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS (1)

       (Unaudited; dollars and shares in thousands, except per share data)

                                                                 Three Months Ended                   Nine Months Ended
                                                                    September 30,                       September 30,
                                                                2003              2002              2003              2002
                                                              ---------         ---------         ---------         ---------
REVENUES                                                      $  54,119         $  47,194         $ 158,977         $ 171,269
                                                              ---------         ---------         ---------         ---------

OPERATING EXPENSES:
  Editorial, production and circulation                          23,500            23,158            69,320            75,701
  Selling, general and administrative                            22,372            25,306            68,605            88,097
  Impairment of assets                                           45,797           223,288            45,797           223,424
  Provision for loan impairment                                    --                --               7,600              --
  Restructuring charges and other expenses                        1,519             3,340             3,336            10,782
  Depreciation and amortization                                   3,320             5,156            10,823            14,846
                                                              ---------         ---------         ---------         ---------
                                                                 96,508           280,248           205,481           412,850
                                                              ---------         ---------         ---------         ---------

OPERATING LOSS                                                  (42,389)         (233,054)          (46,504)         (241,581)
                                                              ---------         ---------         ---------         ---------

OTHER INCOME (EXPENSE):
  Interest expense                                              (10,480)           (9,532)          (30,230)          (28,452)
  Interest income                                                   102               133               339               586
  Gain on sale of investments                                      --                --                --               1,491
  Gain on extinguishment of debt                                   --                --                --                 277
  Miscellaneous, net                                                 38               163              (270)             (177)
                                                              ---------         ---------         ---------         ---------
                                                                (10,340)           (9,236)          (30,161)          (26,275)
                                                              ---------         ---------         ---------         ---------
LOSS FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                          (52,729)         (242,290)          (76,665)         (267,856)

Benefit (provision) for income taxes                                236              (172)               45             9,731
                                                              ---------         ---------         ---------         ---------

LOSS FROM CONTINUING OPERATIONS BEFORE
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                        (52,493)         (242,462)          (76,620)         (258,125)

Discontinued operations, net of taxes                                99              (702)              777            (1,330)
                                                              ---------         ---------         ---------         ---------

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE              (52,394)         (243,164)          (75,843)         (259,455)

Cumulative effect of accounting change, net of taxes               --                --                --             (39,700)
                                                              ---------         ---------         ---------         ---------

NET LOSS                                                        (52,394)         (243,164)          (75,843)         (299,155)

Amortization of deemed dividend and accretion of
  preferred stock                                                (1,980)             (652)           (4,495)          (45,513)
                                                              ---------         ---------         ---------         ---------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                    $ (54,374)        $(243,816)        $ (80,338)        $(344,668)
                                                              =========         =========         =========         =========

ADJUSTED EBITDA                                               $   8,295         $  (1,039)        $  22,368         $   9,246
                                                              =========         =========         =========         =========

EARNINGS PER COMMON SHARE - basic and diluted:
  Loss from continuing operations applicable to
    common stockholders                                       $   (1.63)        $   (7.47)        $   (2.44)        $   (9.44)
  Discontinued operations, net of taxes                            --               (0.02)             0.02             (0.04)
  Cumulative effect of accounting change, net of taxes             --                --                --               (1.23)
                                                              ---------         ---------         ---------         ---------
  Net loss applicable to common stockholders                  $   (1.63)        $   (7.49)        $   (2.42)        $  (10.71)
                                                              =========         =========         =========         =========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic and diluted                                              33,358            32,548            33,225            32,179
                                                              =========         =========         =========         =========

(1) 2002 periods have been restated for discontinued operations and the reclassification of extraordinary items.


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


                               PENTON MEDIA, INC.
                        SUPPLEMENTAL SEGMENT INFORMATION
              AND RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS (1)
                      (Unaudited; all amounts in thousands)

                                                             Three Months Ended                Nine Months Ended
                                                                September 30,                     September 30,
                                                           2003              2002             2003              2002
                                                        ---------         ---------         ---------         ---------
Revenues

     Industry Media                                     $  20,634         $  22,584         $  60,994         $  67,746

     Technology Media                                      14,256            15,794            49,532            67,007

     Lifestyle Media                                       10,340             3,256            28,751            22,010

     Retail Media                                           8,889             5,560            19,700            14,506
                                                        ---------         ---------         ---------         ---------

Total Revenues                                          $  54,119         $  47,194         $ 158,977         $ 171,269
                                                        =========         =========         =========         =========

Adjusted EBITDA

     Industry Media                                     $   4,249         $   4,295         $  12,313         $  11,895

     Technology Media                                         811            (3,014)            4,876               754

     Lifestyle Media                                        4,800               (82)           13,435             8,452

     Retail Media                                           2,917             1,361             5,099             2,585
                                                        ---------         ---------         ---------         ---------
         Subtotal                                          12,777             2,560            35,723            23,686

     General & Administrative                              (4,482)           (3,599)          (13,355)          (14,440)
                                                        ---------         ---------         ---------         ---------

Total Adjusted EBITDA                                   $   8,295         $  (1,039)        $  22,368         $   9,246
                                                        =========         =========         =========         =========

Total Adjusted EBITDA                                   $   8,295         $  (1,039)        $  22,368         $   9,246
         Restructuring charge and other expenses           (1,519)           (3,340)           (3,336)          (10,782)
         Provision for loan impairment                       --                --              (7,600)             --
         Impairment of assets                             (45,797)         (223,288)          (45,797)         (223,424)
         Non-cash compensation                                (48)             (231)           (1,316)           (1,775)
         Depreciation and amortization                     (3,320)           (5,156)          (10,823)          (14,846)
                                                        ---------         ---------         ---------         ---------
Operating Loss                                            (42,389)         (233,054)          (46,504)         (241,581)

         Interest expense                                 (10,480)           (9,532)          (30,230)          (28,452)
         Interest income                                      102               133               339               586
         Gain on sale of investments                         --                --                --               1,491
         Gain on extinguishment of debt                      --                --                --                 277
         Miscellaneous, net                                    38               163              (270)             (177)
Benefit (provision) for income taxes                          236              (172)               45             9,731
Discontinued operations, net of taxes                          99              (702)              777            (1,330)
         Cumulative effect of accounting change,
           net of taxes                                      --                --                --             (39,700)
                                                        ---------         ---------         ---------         ---------
Total Net Loss                                          $ (52,394)        $(243,164)        $ (75,843)        $(299,155)
                                                        =========         =========         =========         =========

(1) 2002 has been restated for discontinued operations and to conform to the current-year presentation.




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



                               PENTON MEDIA, INC.
                      SUPPLEMENTAL PRODUCT INFORMATION (1)
                      (Unaudited; all amounts in thousands)


                                         Three Months Ended              Nine Months Ended
                                            September 30,                   September 30,
                                        2003            2002            2003            2002
                                      --------        --------        --------        --------
Revenues

     Publishing                       $ 37,187        $ 41,723        $113,389        $125,737

     Trade Shows & Conferences          13,680           2,417          35,348          36,286

     Online Media                        3,252           3,054          10,240           9,246
                                      --------        --------        --------        --------

Total Revenues                        $ 54,119        $ 47,194        $158,977        $171,269
                                      ========        ========        ========        ========



(1)  2002 has been restated for discontinued operations.




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



                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           (All amounts in thousands)


                                                             September 30, 2003       December 31, 2002
                                                             ------------------       -----------------
                                                                 (Unaudited)
ASSETS
Cash and cash equivalents                                        $  42,034                $   6,771
Other current assets                                                42,226                   97,309
Current assets of discontinued operations                             --                      2,049
Property, plant and equipment, net                                  19,462                   23,917
Goodwill, net                                                      214,411                  251,972
Other intangibles, net                                              20,113                   32,754
Other assets                                                           438                     --
                                                                 ---------                ---------
                                                                 $ 338,684                $ 414,772
                                                                 =========                =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities                                              $  62,214                $  73,180
Current liabilities of discontinued operations                        --                      1,050
Long-term debt                                                     328,512                  328,637
Other long-term liabilities                                         26,611                   26,814
Mandatorily redeemable convertible preferred stock                  50,669                   46,174
Redeemable common stock                                                 10                    1,118
Stockholders' deficit                                             (129,332)                 (62,201)
                                                                 ---------                ---------
                                                                 $ 338,684                $ 414,772
                                                                 =========                =========